Exhibit 99.1

PITTSBURGH–January 5, 2017 – American Eagle Outfitters, Inc. (NYSE:AEO) today announced that fourth quarter comparable sales to date are approximately flat. The company continues to expect fourth quarter EPS to be within the range of $0.37 to $0.39 per diluted share, consistent with its previous guidance.

Jay Schottenstein, Chief Executive Officer commented, “The holiday sales season was choppy and highly promotional, but overall, I’m pleased that we are meeting many of our objectives for the quarter. We had a strong Thanksgiving shopping period, and despite traffic weakness in the malls leading into Christmas, our online sales for both American Eagle and Aerie were strong throughout the season. We remain focused on continuing to deliver our key merchandise and operational initiatives, and I’m confident in our prospects as we look ahead to 2017.”

Earnings guidance excludes potential asset impairment and restructuring charges. The company will release fourth quarter and fiscal 2016 results on March 1, 2017 and will host a conference call to review financial results on that date.

ICR Conference

The company also announced that management will present at the 19th Annual ICR Conference on Tuesday, January 10, 2017 at 10:30 AM EST.

A link to the live webcast will be available on the company’s website, investors.ae.com at approximately 10:15 AM EST on Tuesday, January 10, 2017.

*  *  *  *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 160 international locations operated by licensees. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including fourth quarter 2016 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen McGraw, 412-432-3300